Exhibit 10.4

[EXECUTION COPY]

PUBLISHED CUSIP NUMBER 01736DAA8	PUBLISHED CUSIP NUMBER 01736DAB64
PUBLISHED ISIN NUMBER US01736DAA81	PUBLISHED ISIN NUMBER US01736DAB64

$500,000,000

TERM C CREDIT AGREEMENT

Dated as of March 8, 2004

Among

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

as Borrower,

THE FINANCIAL INSTITUTIONS NAMED HEREIN

as Initial Lenders,

and

CITICORP NORTH AMERICA, INC.

as Administrative Agent,

CITIGROUP GLOBAL MARKETS INC., Joint Lead Arranger and Joint Book Runner	BANC OF AMERICA SECURITIES LLC, Joint Lead Arranger and Joint Book Runner	SCOTIA CAPITAL (USA) INC., Co-Documentation Agent

BANK OF AMERICA, N.A., Syndication Agent	J.P. MORGAN SECURITIES, INC., Co-Documentation Agent	CREDIT SUISSE FIRST BOSTON, Co-Documentation Agent

T A B L E O F C O N T E N T S

	ARTICLE V

	COVENANTS OF THE BORROWER

Section 5.01	Covenants	21

	ARTICLE VI

	EVENTS OF DEFAULT

Section 6.01	Events of Default	21

	ARTICLE VII

	THE AGENTS

Section 7.01	Authorization and Action	21
Section 7.02	BofA, BAS, CNAI, CGMI, Citibank, CSFB, JPMC, Scotia and Affiliates	21
Section 7.03	Arranger Parties	22

	ARTICLE VIII

	MISCELLANEOUS

Section 8.01	Amendments, No Waiver	22
Section 8.02	Notices, Etc.	23
Section 8.03	No Waiver; Cumulative Remedies	23
Section 8.04	Indemnity and Expenses	23
Section 8.05	Right of Set-off	25
Section 8.06	Binding Effect	25
Section 8.07	Assignments and Participations	25
Section 8.08	Execution in Counterparts	28
Section 8.09	Jurisdiction, Etc.	28
Section 8.10	Governing Law	29
Section 8.11	Waiver of Jury Trial	29
Section 8.12	Confidentiality	29
Section 8.13	Benefits of Agreement	29
Section 8.14	Severability	29
Section 8.15	Limitations	29
Section 8.16	Survival	30
Section 8.17	USA Patriot Act Notice	30

SCHEDULES

Schedule 1.01	- Term Commitments; Lending Offices

ii

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Note

iii

TERM C CREDIT AGREEMENT

TERM C CREDIT AGREEMENT, dated as of March 8, 2004 (as amended, modified or otherwise supplemented from time to time in accordance with its terms, this “Agreement”), among ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), CITIGROUP GLOBAL MARKETS, INC. (“CGMI”), as Joint Lead Arranger and Joint Book Runner, BANC OF AMERICA SECURITIES LLC (“BAS”), as Joint Lead Arranger and Joint Book Runner, BANK OF AMERICA, N.A. (“BofA”), as Syndication Agent, CREDIT SUISSE FIRST BOSTON (“CSFB”), acting through its Cayman Islands Branch, as Co-Documentation Agent, JP MORGAN SECURITIES, INC. (“JPMC”), as Co-Documentation Agent, SCOTIA CAPITAL (USA) INC. (“Scotia”), as Co-Documentation Agent, and CITICORP NORTH AMERICA, INC. (“CNAI”), not in its individual capacity except as expressly set forth herein but solely as administrative agent for the Lenders (together with any successor administrative agent appointed pursuant to Article VIII of the Common Terms Agreement described below, the “Administrative Agent”).

PRELIMINARY STATEMENTS

(1) The Borrower is indebted to certain banks and financial institutions pursuant to (a) that certain Credit Agreement, dated as of February 21, 2003, among the Borrower, the financial institutions party thereto as lenders and Citibank, N.A., as agent, in a current outstanding principal amount of $170,000,000; (b) that certain Credit Agreement, dated as of February 21, 2003, among the Borrower, the financial institutions party thereto as lenders, Bank One, NA, as issuing bank and Citibank, N.A., as agent, in a current outstanding principal amount of $987,657,215.77; and (c) that certain Credit Agreement, dated as of February 21, 2003 (the “Springdale Credit Agreement”), among the Borrower, the financial institutions party thereto as lenders (the “Existing Springdale Lenders”) and The Bank of Nova Scotia, as agent, in a current outstanding principal amount of $270,122,947.

(2) The Springdale Credit Agreement consists of three facilities, (a) a facility in a current outstanding principal amount of up to $94,334,904.55, (b) a facility in a current outstanding principal amount of up to $150,000,000 (the “Springdale Tranche B Facility”) and (c) a facility in a current outstanding principal amount of $25,788,042.45.

(3) The Existing Springdale Lenders and certain other banks and financial institutions (the “Term B Lenders”) have entered into that certain Master Assignment and Acceptance Agreement, dated as of the date hereof, pursuant to which all rights, title, interests, benefits and obligations of the Existing Springdale Lenders under the Springdale Credit Agreement are to be assigned and transferred to the Term B Lenders upon the terms and conditions set forth in the Assignment Agreement.

(4) The Borrower has requested that the Term B Lenders agree to amend and restate the Springdale Credit Agreement (such amended and restated credit agreement being hereinafter referred to as the “Term B Credit Agreement”) so as to refinance and continue a certain portion of the loans outstanding thereunder and make additional loans available to the Borrower, all in an aggregate amount not to exceed up to $750,000,000 on the Closing Date (as hereinafter defined), which shall consist of (a) a new loan facility in an initial aggregate amount of $650,000,000, the proceeds of which shall constitute Secured Replacement Senior Debt Obligations (as hereinafter defined) and which shall be used to refinance the Springdale Tranche A Facility and certain amounts of the other Existing Secured Lender Debt (as hereinafter defined) and (b) a continuation of the Springdale Tranche B Facility in the aggregate amount of $100,000,000, all on the terms and conditions set forth in the Term B Credit Agreement and the other Financing Documents (as hereinafter defined).

(5) The Borrower has requested that the Initial Lenders establish a loan facility in the aggregate amount of $500,000,000 (the “Facility”) in favor of the Borrower to partially refinance the Existing Secured Lender Debt and the proceeds of which shall constitute Secured Replacement Senior Debt Obligations (as hereinafter defined).

(6) Allegheny Energy, Inc., the parent company of the Borrower (the “Parent”), intends to enter into an unsecured credit agreement consisting of an unsecured revolving credit facility in an aggregate amount of up to $200,000,000 and an unsecured term credit facility in an aggregate amount of up to $100,000,000, the proceeds of which will be used to (a) refinance certain indebtedness of the Parent and letters of credit currently outstanding and issued on behalf of the Parent, the Borrower and certain Subsidiaries (as hereinafter defined) of the Borrower, (b) pay certain costs associated with or resulting from the Transactions (as hereinafter defined) and (c) otherwise be available for general corporate purposes of the Parent, including working capital and posting letters of credit to support obligations of the Parent, the Borrower and their respective Subsidiaries incurred in the ordinary course of business.

(7) Pursuant to that certain Common Terms Agreement, dated as of the date hereof (the “Common Terms Agreement”), among the Borrower, the other Loan Parties, the Term B Lenders, the Lenders, Citibank, N.A., as Collateral Agent and Intercreditor Agent, and the Administrative Agent, the Borrower and the other Loan Parties have made certain representations, covenants and undertakings for the benefit of, among others, the Lenders and the Agents (as hereinafter defined).

(8) The Lenders have indicated their willingness to provide such financing on the terms and conditions of this Agreement and the other Financing Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. Except as otherwise defined in this Agreement, capitalized terms used in this Agreement but not defined herein shall have the meanings assigned thereto in the Common Terms Agreement. In addition, the following terms shall have the following meanings:

“Act” has the meaning set forth in Section 8.17.

“Administrative Agent” has the meaning set forth in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A. at its office at 399 Park Avenue, New York, New York (ABA No. 021000089), Account No. 36852248, Reference: Allegheny Energy Supply Company, LLC –Term C Facility, or such other account as the Administrative Agent shall specify in writing to the Lenders.

“Advance” has the meaning set forth in Section 2.01.

“Agreement” has the meaning set forth in the recital of the parties to this Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means 3.25% per annum for Base Rate Advances and 4.25% per annum for Eurodollar Rate Advances.

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Arranger Parties” means BAS, as Joint Lead Arranger and Joint Book Runner, BofA, as Syndication Agent, CGMI, as Joint Lead Arranger and Joint Book Runner, CSFB, as Co-Documentation Agent, Scotia, as Co-Documentation Agent, and JPMC, as Co-Documentation Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit A.

“BAS” has the meaning set forth in the recital of parties to this Agreement.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b) the Federal Funds Rate plus 0.5%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“BofA” has the meaning set forth in the recital of parties to this Agreement.

“Borrower” has the meaning set forth in the recital of parties to this Agreement.

“Borrowing” has the meaning set forth in Section 2.01.

“CGMI” has the meaning set forth in the recital of the parties to this Agreement.

“CNAI” has the meaning set forth in the recital of the parties to this Agreement.

“Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule 1.01 under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances on or prior to such time, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04 of this Agreement or Section 6.02 of the Common Terms Agreement.

“Common Terms Agreement” has the meaning specified Preliminary Statement (7) to this Agreement.

“Continuation”, “Continue” and “Continued” each refer to a continuation of Eurodollar Rate Advances upon the expiration of the Interest Period therefor as Eurodollar Rate Advances of the same or a different Interest Period pursuant to Section 2.03.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.03, 2.09 or 2.10.

“CSFB” has the meaning set forth in the recital of the parties to this Agreement.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 1.01 or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means with respect to any Lender, (i) any other Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; (iv) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (v) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $500,000,000; (vi) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (vi); (vii) the central bank of any country that is a member of the OECD; (viii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $500,000,000; or (ix) any other Person approved by the Administrative Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower, such approval, in either case, not to be unreasonably withheld or delayed; provided that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule 1.01 or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Advances, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for any Eurodollar Rate Advances means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Existing Springdale Lenders” has the meaning set forth in Preliminary Statement (1) to this Agreement.

“Facility” has the meaning set forth in Preliminary Statement (5) to this Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Granting Lender” has the meaning set forth in Section 8.07(g).

“Indemnified Party” has the meaning set forth in Section 8.04(b).

“Initial Lenders” has the meaning set forth in the recital of parties to this Agreement.

“Interest Notice Conversion Date” means the earlier to occur of (a) the 30th day following the Closing Date and (b) the date on which the Administrative Agent notifies the Borrower that all initial assignments of the Advances held by the Initial Lenders necessary to complete the preliminary syndication of the Facility have been completed.

“Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, as the case may be, and ending on the last day of the period selected by the Borrower pursuant to the provisions below for such Eurodollar Rate Advance and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period so selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, if available at the time of selection to all Lenders owed any of the relevant Advances, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after date specified in clause (a) of the definition of “Maturity Date”;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“JPMC” has the meaning set forth in the recital of the parties to this Agreement.

“Lender” means each Initial Lender and each Person that shall become a Lender hereto pursuant to Section 8.07.

“LIBOR” means, for any applicable Interest Period with respect to any Eurodollar Rate Advance (or portions thereof) with the same Interest Period, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, “LIBOR” shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/1000th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Advance (or portion thereof, as the case may be) of CNAI (in its capacity as a Lender).

“March 2011 Notes” means those certain 7.8% Notes due 2011 issued pursuant to that certain Indenture dated as of March 15, 2001 by and between the Borrower and Bank One Trust Company, N.A., as Trustee.

“Maturity Date” means the earlier of (a) June 8, 2011 and (b) the date of acceleration of all outstanding Advances and termination in whole of the Commitments pursuant to Section 6.02 of the Common Terms Agreement; provided that in the event that on December 15, 2010 there remains outstanding any Debt under the March 2011 Notes, “Maturity Date” shall mean March 8, 2011.

“Note” means a promissory note of the Borrower payable to the order of any Lender in substantially the form of Exhibit C, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.03(b).

“Other Taxes” has the meaning set forth in Section 2.11(b).

“Parent” has the meaning set forth in Preliminary Statement (6) of this Agreement.

“Quarterly Date” means the last Business Day of March, June, September and December, commencing with March 31, 2004.

“Register” has the meaning set forth in Section 8.07(d).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of the aggregate principal amount of the Advances outstanding at such time.

“Scotia” has the meaning set forth in the recital of the parties to this Agreement.

“Springdale Credit Agreement” has the meaning set forth in Preliminary Statement (1) of this Agreement.

“Springdale Tranche B Facility” has the meaning set forth in Preliminary Statement (2) of this Agreement.

“SPV” shall have the meaning provided in Section 8.07(g).

“Taxes” has the meaning set forth in Section 2.11(a).

“Term B Credit Agreement” has the meaning set forth in Preliminary Statement (4) of this Agreement.

“Term B Lender” has the meaning set forth in Preliminary Statement (3) of this Agreement.

“Termination Date” means the earlier of April 15, 2004 and the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.02 of the Common Terms Agreement.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

Section 1.02 Principles of Interpretation. This Agreement and the Schedules and Exhibits hereto, except to the extent that the context otherwise requires, shall be subject to the same principles of interpretation as are set forth in Section 1.02 of the Common Terms Agreement.

ARTICLE II

AMOUNT AND TERMS OF THE BORROWING

Section 2.01 The Borrowing. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single secured loan advance (an “Advance”) to the Borrower on any Business Day during the period from the date hereof until the Termination Date in an amount not to exceed such Lender’s Commitment at such time, all of which Advances shall be Base Rate Advances (the making of such Advances, being the “Borrowing”). The Borrowing shall consist of Advances made simultaneously by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02 Making the Borrowing. (a) The Borrowing shall be made simultaneously on notice, given not later than 10:00 a.m. (New York City time) on the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic mail. Such notice of the Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or electronic mail, in substantially the form of Exhibit B, specifying therein the requested (i) date of the Borrowing (which shall be a Business Day), (ii) confirming that the Borrowings shall be comprised of Base Rate Advances, and (iii) the aggregate amount of the Borrowing.

(b) With respect to the Borrowing, each Lender shall, before 12:00 p.m. (New York City time) on the date thereof, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in immediately available funds, an amount equal to such Lender’s ratable portion of the Borrowing in accordance with the Commitments. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.01 of the Common Terms Agreement, the Administrative Agent shall make such funds available to the Intercreditor Agent for further application to the repayment of the Existing Secured Lender Debt.

(c) The Notice of Borrowing shall be irrevocable and binding on the Borrower.

(d) Subject to the Administrative Agent giving prompt notice of the Notice of Borrowing received by the Administrative Agent to the Lenders, unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing requested under the Notice of Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of the Borrowing in accordance with subsection (b) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the

Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising the Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of the Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance required of such other Lender on the date of the Borrowing.

Section 2.03 Interest Elections. (a) The Borrower may on any Business Day occurring on or after the Interest Notice Conversion Date elect to Convert all or any portion of the Advances from one Type into Advances of the other Type, and in the case of Eurodollar Rate Advances, may elect Interest Periods therefor, all as provided in this Section 2.03; provided that no Advance may be Converted into or Continued as a Eurodollar Rate Advance having an Interest Period in excess of one month prior to the date which is 60 days after the date of the Borrowing. The Borrower may elect different options with respect to different portions of the Borrowing, in which case each such portion shall be allocated ratably among the Lenders in accordance with their Commitments. At no time shall the total number of different Interest Periods for all Eurodollar Rate Advances outstanding exceed ten.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) by telecopier or electronic mail (a “Notice of Conversion/Continuation”) of the Conversion or Continuation, as the case may be, (i) by 1:00 p.m. (New York City time) on the requested date of a Conversion into Base Rate Advances and (ii) by 11:00 a.m. (New York City time) three Business Days prior to a Continuation of or Conversion into Eurodollar Rate Advances; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (A) if different options are being elected with respect to different portions of the Borrowing, the portions thereof that are to be allocated to each resulting election (in which case the information to be specified pursuant to clauses (C) and (D) shall be specified for each resulting portion); (B) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (C) whether the resulting Borrowing is to be comprised of Base Rate Advances or Eurodollar Rate Advances; and (D) if the resulting Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests that the Borrowing be comprised of Eurodollar Rate Advances but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any portion of the Borrowing to which a Eurodollar Rate election has been made shall not be less than $5,000,000. Each Notice of Conversion/Continuation shall be irrevocable and binding on the Borrower.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Rate Advances, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Advances are repaid as provided herein, the Borrower shall be deemed to have elected to Convert such Advances to Base Rate Advances. No Advances may be Converted into, or Continued as, Eurodollar Rate Advances if a Default has occurred and is continuing, unless the Administrative Agent and the Required Lenders shall have otherwise consented in writing.

(d) Upon receipt of any Notice of Conversion/Continuation with respect to Advances, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s ratable share of each election.

(e) Upon the occurrence and during the continuance of any Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If any Advance is converted to a different Type of Advance, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount so converted.

Section 2.04 Termination or Reduction of Commitments. (a) The Borrower may, at any time upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Commitments; provided that (i) each partial reduction of the Commitments shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) any such termination or reduction shall be made ratably among the Lenders in accordance with their Commitments.

(b) All unused Commitments shall terminate at 5:00 p.m. (New York City time) on the Termination Date.

Section 2.05 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the following dates in an amount equal to the product of (a) the percentage set forth below for such date and (b) the aggregate amount of the Borrowing outstanding at such time:

Date	Percentage
June 30, 2004	0.25%
September 30, 2004	0.25%
December 31, 2004	0.25%
March 31, 2005	0.25%
June 30, 2005	0.25%

September 30, 2005	0.25%
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 8, 2011	93.00%

provided that the final principal installment shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Advances outstanding on such date.

Section 2.06 Prepayments. (a) Optional. The Borrower may prepay the Advances from time to time in accordance with Section 2.04(a) of the Common Terms Agreement.

(b) Mandatory. The Borrower shall prepay the Advances in accordance with Section 2.04(b) of the Common Terms Agreement.

Section 2.07 Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin in effect from time to time, payable in arrears on each Quarterly Date during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance and (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the date of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by Applicable Law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02 or a Notice of Conversion/Continuation pursuant to Section 2.03(b), the Administrative Agent shall give notice to the Borrower and each relevant Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

Section 2.08 Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

Section 2.09 Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10 Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.11 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

Section 2.11 Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future withholding taxes, including levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (i) taxes imposed on (or measured by) its overall net income, or any franchise taxes or other similar taxes imposed for the privilege of carrying on a business in corporate form (other than taxes imposed as a result of entering into this Agreement or any other Financing Document and the transactions contemplated hereby or thereby), or taxes measured by its net worth or shareholder’s capital, by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its Applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Applicable Lending Office of any Lender is located and (iii) withholding taxes excluded pursuant to clause (e) of this Section 2.11 (all such non-excluded taxes, including levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (A) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make all such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Financing Document, but excluding all other U.S. federal taxes other than withholding taxes (hereinafter referred to as “Other Taxes”). If revised disclosure regulations under Section 6011 of the Internal Revenue Code are issued which modify the definition of a “reportable transaction” so that it does not include a transaction where the issuer of a debt instrument provides an indemnity for taxes, in addition to withholding taxes imposed on interest paid on the debt instrument, for purposes of subsections (a) and (b) of this Section 2.11, the terms “Taxes” and “Other Taxes” shall include all such taxes (other than any taxes described in clauses (i), (ii) and (iii) of Section 2.11(a) above), whether or not collected by way of withholding.

(c) The Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.11, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) As soon as practicable (but in no event later than 90 days) after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. Excluding payments made by the Administrative Agent, in the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.11, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two duly completed copies of (i) Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8BEN, or any successor form thereto, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8BEN or any successor form thereto, together with a certificate stating that (1) the Lender is not a bank for purposes of Internal Revenue Code Section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Lender, pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section; (2) the Lender is not a 10% shareholder of the Borrower within the meaning of Internal Revenue Code Section 871(h)(3) or 881(c)(3)(B); and (3) the Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Internal Revenue Code Section 881(c)(3)(C); or (iv) such other governmental forms as may be applicable to the Lender, including Forms W-8IMY or W-8EXP, which will reduce the rate of withholding tax on payments of interest. Each Lender organized under the laws of the United States that is not a corporation shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time as requested in writing by the Borrower, provide each of the Administrative Agent and the Borrower with two duly completed copies of Internal Revenue Service Form W-9. Each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender (but only to the extent such Lender is lawfully able to do so). Each such Lender shall promptly notify the Borrower at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.11 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by the applicable Internal Revenue Service form (or related certificate described above), that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) Notwithstanding the foregoing, for any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.11 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.11 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office or Domestic Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under this Agreement or any Note, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.11 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

Section 2.12 Payments Generally; Pro Rata Treatment. (a) The Borrower shall make each payment hereunder and under the Notes, regardless of any right of counterclaim or setoff, not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in immediately available funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by (or for the account of) the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by (or for the account of) the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts (other than any Pledged Account or the Controlled Accounts) with such Lender or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under any of the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) If the Administrative Agent receives funds for application to the Obligations owing to the Lenders under the Financing Documents under circumstances for which the Financing Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the principal amount of all outstanding Advances, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct; provided that the Borrower shall not be liable to any Lender with respect to any such distribution by the Administrative Agent.

(g) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), other than pursuant to Section 2.09, 2.10 or 2.11, as a result of an assignment pursuant to Section 8.07 or any voluntary prepayment made prior to the occurrence of any Default (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.13 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Advances owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit C hereto, payable to the order of such Lender in a principal amount equal to the Advances owing to, or to be made by, such Lender. All references to Notes in the Financing Documents shall mean Notes, if any, issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Advance made hereunder (or deemed to be made hereunder), whether such Advance bears interest at the Base Rate or the Eurodollar Rate, and, if appropriate, the Interest Period applicable thereto; (ii) the terms of each Assignment and Assumption delivered to and accepted by it; (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender; and (iv) the amount of any sums received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.14 Use of Proceeds. The proceeds of the Borrowing shall be applied, and the Borrower agrees that it shall use such proceeds solely, to refinance the Borrower’s Existing Secured Lender Debt.

ARTICLE III

CONDITIONS TO BORROWING

Section 3.01 Conditions Precedent to the Borrowings. No Lender shall be required or obligated to make any Advance until all conditions precedent to the Closing Date set forth in Section 3.01 of the Common Terms Agreement shall have been satisfied or waived in accordance with the terms thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. In order to induce the Lenders to enter into this Agreement and the other Financing Documents to which they are a party, the Borrower confirms that the representations and warranties made in Section 4.01 of the Common Terms Agreement are hereby incorporated by reference herein as if fully set forth in this Agreement.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01 Covenants. The Borrower agrees that, so long as any Advance shall remain unpaid or any Commitment shall remain outstanding, the Borrower shall observe and perform each of its covenants and undertakings set forth in the Common Terms Agreement and the other Financing Documents, which covenants and undertakings are incorporated in this Agreement by reference as if fully set forth herein, in accordance with their terms.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any Event of Default shall occur and be continuing, the Lenders shall have (in addition to any and all other available remedies at law or in equity) each of the remedies to which they are entitled as provided in the Common Terms Agreement and the Security and Intercreditor Agreement; provided that each Lender hereby agrees and acknowledges that such Lender’s claim with respect to any Enforcement Proceeds is subject to the order of priorities set forth in Section 6.04 of the Common Terms Agreement.

ARTICLE VII

THE AGENTS

Section 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf in accordance with the provisions of Article VIII of the Common Terms Agreement.

Section 7.02 BofA, BAS, CNAI, CGMI, Citibank, CSFB, JPMC, Scotia and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, BofA, BAS, CNAI, CGMI, Citibank, CSFB, JPMC and Scotia shall have the same rights and powers under the Financing Documents as any other Lender and may exercise the same as though it were not an Agent or Arranger Party; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include BofA, BAS, CNAI, CGMI, Citibank, CSFB, JPMC and Scotia in its individual capacity. BofA, BAS, CNAI, CGMI, Citibank, CSFB, JPMC and Scotia and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, or any of its Subsidiaries, the Parent, any of its Subsidiaries and any Person that may do business with or own securities of the Borrower or any of its Subsidiaries, the Parent, or any such Subsidiary, all as if BofA, BAS, CNAI, CGMI, Citibank, CSFB, JPMC and Scotia were not an Agent or Arranger Party and without any duty to account therefor to the Lenders.

Section 7.03 Arranger Parties. Except as set forth in Section 8.12 and 9.11 of the Common Terms Agreement, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “lead arranger”, “joint book runner”, “book runner”, “syndication agent”, “documentation agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Financing Document other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking action hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments, No Waiver. No amendment or waiver of any provision of this Agreement and the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of an amendment only, the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by: (a) all of the Lenders, at any time amend (i) this Section 8.01, (ii) the term “Required Lenders” or (iii) any other provision or definition of this Agreement relating to the percentage of consents required for any amendment, waiver or consent under this Agreement; and (b) all of the Lenders affected thereby, at any time (i) reduce the principal of, or rate of interest on, the Notes or any fees or other amounts payable hereunder or extend or postpone any scheduled dates for payment thereof (including pursuant to Section 2.05, 2.06 or 2.07), (ii) extend the Maturity Date, (iii) increase any Commitment or subject any Lender to any additional obligation, (iv) alter any provision of this Agreement requiring the pro rata sharing of payments among the Lenders, (v) modify any provision or definition of this Agreement or of Exhibit A relating to the percentage of consents required in connection with any assignment or participation of any right or obligation under this Agreement, (vi) limit the liability of the Borrower hereunder or under any of the Notes and (vii) amend the definition of “Interest Period” so as to allow the durations of Interest Periods to be in excess of six months without regard to the availability to all Lenders of such duration; provided further that that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the

Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Financing Documents and (B) Section 8.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPV at the time of such amendment, waiver or other modification. Each of the parties hereto agrees that none of the Common Terms Agreement, the Security and Intercreditor Agreement or any other Collateral Document shall be amended, modified or otherwise supplemented, nor shall any waiver or consent to departure therefrom be effective unless such amendment, modification, supplement or consent is effected in accordance with the terms of Section 9.01 of the Common Terms Agreement and, to the extent applicable, Section 9.02 of the Security and Intercreditor Agreement.

Section 8.02 Notices, Etc. Notices and other communications provided for hereunder shall be delivered in accordance with Section 9.02 of the Common Terms Agreement.

Section 8.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Financing Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.04 Indemnity and Expenses. (a) The Borrower agrees to pay within 30 days (or earlier if, and to the extent, required under Section 3.01 of the Common Terms Agreement) after the presentation of an invoice all reasonable third-party costs and expenses of (i) the Administrative Agent in connection with the administration of this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby (but without duplication of such obligation under any other Financing Document) and (ii) the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement, the Notes, the other Financing Documents and the other documents to be delivered hereunder or thereunder, including (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, audit expenses and, where appropriate, registration of all Financing Documents and (B) the reasonable fees and expenses of counsel for the Administrative Agent. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and each Lender, if any (including reasonable counsel fees and expenses), in connection with (1) the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the other Financing Documents and the other documents to be delivered hereunder or thereunder, including reasonable fees and expenses of counsel for the Administrative Agent and each Lender; (2) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of any Loan Party, (3) the exercise or enforcement of any of the rights of the Administrative Agent or any Lender under any Financing Document; (4) the failure by such Loan Party to perform or observe any of the provisions hereof; and (5) any amendments, modifications, waivers or consents required or requested under the Financing Documents.

(b) The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of its Affiliates and their respective officers, directors, employees, agents, trustees and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) or relating to (i) execution, amendment or administration of this Agreement, the other Financing Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances, or (ii) the actual or alleged presence of Hazardous Materials requiring remediation or other response pursuant to Environmental Law on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents, attorneys and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Financing Documents or any of the transactions contemplated by the Financing Documents.

(c) The indemnities provided by the Borrower pursuant to this Agreement shall survive the expiration, cancellation, termination or modification of this Agreement or the other Financing Documents, the resignation or removal of the Administrative Agent, and the provision of any subsequent or additional indemnity by any person.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.03, 2.06, 2.09 or 2.10, acceleration of the maturity of the Notes or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05 or 2.06 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

(e) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Financing Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 8.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the issuance of an Acceleration Notice, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final), other than any Pledged Account or the Controlled Accounts, at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Financing Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 8.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.07 Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it and the Notes held by it), including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent), and shall be in increments of $250,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower (in each case, such consent not to be unreasonably withheld), except assignments to any other Lender, an Affiliate of any Lender, any Approved Fund or to any Federal Reserve Bank and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.11 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Financing Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement and each other Financing Document, together with copies of the financial statements referred to in Sections 3.01 and 5.04 of the Common Terms Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Financing Document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent, the Collateral Agent and the Intercreditor Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Documents as are delegated to the Administrative Agent, the Collateral Agent and the Intercreditor Agent, respectively, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Financing Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 of the Common Terms Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each of the Intercreditor Agent and the Collateral Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.

(f) Each Lender may sell participations to one or more Persons (other than any Loan Party or any Affiliate of any Loan Party) in or to all or a portion of its rights and obligations under this Agreement in respect of the Facility (including all or a portion of its Commitments, the Advances owing to it and the Notes (if any) held by it); provided that any such sale shall be of a uniform and not varying percentage of all of its rights and obligations under the Facility; provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Financing Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release any material portion of the Collateral.

(g) Notwithstanding anything in this Agreement to the contrary (including any other provision regarding assignments, participations, transfers or novations), any Lender (a “Granting Lender”) may, without the consent of any other party hereto, grant to a special purpose vehicle (whether a corporation, partnership, limited liability company, trust or otherwise, an “SPV”) sponsored or managed by the Granting Lender or any Affiliate thereof, a participation in all or any part of any Advance (including the Commitment therefor) that such Granting Lender has made or will make pursuant to this Agreement; provided that (i) such Granting Lender’s obligations under this Agreement (including its Commitment) shall remain unchanged; (ii) such Granting Lender shall remain the holder of its Note for all purposes under this Agreement; and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under the Financing Documents. Each party hereto hereby agrees that (A) no SPV will be entitled to any rights or benefits that a Lender would not otherwise be entitled to under this Agreement or any other Financing Document; and (B) an SPV may assign its interest in any Advance under this Agreement to any Person that would constitute a Lender subject to the satisfaction of all requirements for an assignment by any Lender set forth in this Section 8.07. Notwithstanding anything in this Agreement to the contrary, the Granting Lender and any SPV may, without the consent of any other party to this Agreement, and without limiting any other rights of disclosure of the Granting Lender under this Agreement, disclose on a confidential basis any non-public information relating to its funding of its Advances to (1) (in the case of the Granting Lender) any actual or prospective SPV, (2) (in the case of an SPV) its lenders, sureties, reinsurers, guarantors or credit liquidity enhancers, (3) their respective directors, officers, and advisors, and (4) any rating agency.

(h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note or Notes held by it) to secure the obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 8.09 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Financing Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.10 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.11 Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Financing Documents, the Advances or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 8.12 Confidentiality. The parties hereto agree to comply with Section 9.11 of the Common Terms Agreement in respect of Confidential Information.

Section 8.13 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto, each Indemnified Party and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement; provided that each Indemnified Party and its successors and assigns shall not have any benefit or any legal or equitable right or remedy under this Agreement other than as provided by Section 8.04(b).

Section 8.14 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.15 Limitations. (a) The obligations, liabilities or responsibilities of any party hereunder shall be limited to those obligations, liabilities or responsibilities expressly set forth and attributed to such party pursuant to this Agreement or otherwise applicable under Applicable Law.

(b) In no event shall any Indemnified Party be liable for, and each Loan Party hereby agrees not to assert any claim against any Indemnified Party, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Notes, this Agreement, the other Relevant Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances.

Section 8.16 Survival. Notwithstanding anything in this Agreement to the contrary, Sections 8.04, 8.09, 8.10, 8.11 and 8.16 shall survive any termination of this Agreement. In addition, each representation and warranty made or deemed to be made hereunder shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance or making any payment pursuant thereto, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

Section 8.17 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC, as Borrower

By:	/s/ Regis F. Binder
Title:	Treasurer

CITICORP NORTH AMERICA, INC., as Initial Lender and Administrative Agent

By:	/s/ Robert J. Harrity, Jr.
Title:	Robert J. Harrity, Jr. Managing Director

BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Book Runner

By:	/s/ Authorized Signatory
Title:	Vice President

BANK OF AMERICA, N.A., as Syndication Agent

By:	/s/ Daryl Patterson
Title:	Daryl Patterson Managing Director

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Book Runner

By:	/s/ Authorized Signatory
Title:	Director

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, as Co-Documentation Agent

By:	/s/ James P. Morgan
James P. Morgan
Title:	Director

By:	/s/ Denise L. Alvarez
Denise L. Alvarez
Title:	Associate

J.P. MORGAN SECURITIES, INC., as Co-Documentation Agent

By:	/s/ Authorized Signatory
Title:	Managing Director

SCOTIA CAPITAL (USA) INC., as Co-Documentation Agent

By:	/s/ Timothy P. Finneran
Title:	Timothy P. Finneran Managing Director

SCHEDULE 1.01

TERM C CREDIT AGREEMENT

COMMITMENTS AND APPLICABLE LENDING OFFICES

Initial Lenders	Commitment	Domestic Lending Offices	Eurodollar Lending Offices
Citicorp North America, Inc.	$500,000,000	Citicorp North America, Inc. c/o Citibank, N.A. Global Power Group 388 Greenwich Street 21st Floor New York, NY 10013 Attn: Robert J. Harrity, Jr. Tel: 212-816-8554 Fax: 212-816-8098	Citicorp North America, Inc. c/o Citibank, N.A. Global Power Group 388 Greenwich Street 21st Floor New York, NY 10013 Attn: Robert J. Harrity, Jr. Tel: 212-816-8554 Fax: 212-816-8098

EXHIBIT A

TERM C CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term C Credit Agreement, dated as of March 8, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined), among ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (the “Borrower”), the financial institutions referred to therein as Lenders, the arranger parties party thereto and Citicorp North America, Inc., as Administrative Agent for the Lenders.

[                    ] (the “Assignor”) and [                    ], (the “Assignee”) each agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

1. The Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitments and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Financing Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note (if any) held by the Assignor and requests that the Administrative Agent exchange such Note (if any) for a new Note payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and each of the other Financing Documents, together with copies of the financial statements referred to in Sections 3.01 and 5.04 of the Common Terms Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, Agent or Arranger Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Financing Document; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent, the Collateral Agent and the Intercreditor Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Documents as are delegated to the Administrative Agent, the Collateral Agent and the Intercreditor Agent, respectively, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Financing Documents are required to be performed by it as a Lender; (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.11 of the Credit Agreement and (viii) acknowledges and agrees that it shall be bound by Section 6.04 of the Common Terms Agreement in respect of the priority of any claims it may have in respect of any Enforcement Proceeds.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and the Common Terms Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Financing Documents (other than its rights and obligations under the Financing Documents that are specified under the terms of such Financing Documents to survive the payment in full of the Obligations of any Loan Party under the Financing Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of the Assignor under the Credit Agreement and the Common Terms Agreement, the Assignor shall cease to be a party thereto.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Note (if any) in respect of the interest assigned hereby (including all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes (if any) for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE

ASSIGNOR:
Facility
Percentage interest assigned		%		%		%		%		%
Commitment assigned	$		$		$		$		$
Aggregate outstanding principal amount of Advances assigned	$		$		$		$		$
Principal amount of Note (if any) payable to Assignor	$		$		$		$		$

ASSIGNEE:
Facility
Percentage interest assumed		%		%		%		%		%
Commitment assumed	$		$		$		$		$
Aggregate outstanding principal amount of Advances assumed	$		$		$		$		$
Principal amount of Note (if any) payable to Assignee	$		$		$		$		$

Effective Date (if other than date of acceptance by Administrative Agent):

*                         ,

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Assignor

, as Assignor
[Type or print legal name of Assignor]

By
Title:

Dated: ,

Assignee

, as Assignee
[Type or print legal name of Assignee]

By
Title:
Dated: ,
Domestic Lending Office:

Eurodollar Lending Office:

[Accepted and Approved this
day of ,

[ ],
as Administrative Agent

By
Title:][1]

[ALLEGHENY ENERGY SUPPLY COMPANY, LLC,
as Borrower

By
Title:][2]

[1]	To the extent required.
[2]	To the extent required.

EXHIBIT B

TERM C CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

Citicorp North America, Inc.

        as Administrative Agent

        under the Credit Agreement

        referred to below

[Date]

Attention:

Ladies and Gentlemen:

The undersigned, ALLEGHENY ENERGY SUPPLY COMPANY, LLC, refers to the Term C Credit Agreement, dated as of March 8, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, the Lenders party thereto, the arranger parties party thereto and Citicorp North America, Inc., as Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests the Borrowing (the “Proposed Borrowing”), under the Credit Agreement, and in that connection sets forth below the information relating thereto as required by Section 2.02(a) of the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is [ ];

(b)	The Proposed Borrowing shall be comprised of Base Rate Advances;

(c)	The aggregate amount of the Borrowing is $ .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) The representations and warranties contained in each Financing Document are correct on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date.

(B) No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

By
Title:

B-2

EXHIBIT C

TERM C CREDIT AGREEMENT

THE LENDER’S CLAIM WITH RESPECT TO ANY ENFORCEMENT PROCEEDS FROM THE COLLATERAL IS SUBJECT TO THE ORDER OF PRIORITIES SET FORTH IN SECTION 6.04 OF THE COMMON TERMS AGREEMENT (EACH AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO BELOW)

FORM OF NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY              (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Advances (as defined below) owing to the Lender by the Borrower pursuant to the Term C Credit Agreement dated as of March 8, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lender parties and arranger parties party thereto and Citicorp North America, Inc., as Administrative Agent for the Lender and such other lender parties on the Maturity Date and at such other times specified therein.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp North America, Inc., as Administrative Agent, at                         ,                                           in immediately available funds. Each Advance owing to the Lender by the Borrower, the scheduled amortization payments thereof and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (variously, the “Advances”) by the Lender to or for the benefit of the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for repayments and prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Financing Documents, and the obligations of the other Loan Parties under the Financing Documents, in each case with respect to the Advances are secured by the Collateral or a portion thereof as provided in the Financing Documents; provided that the Common Terms Agreement contains express provisions relating to the priority of claims in respect of Enforcement Proceeds (as defined in the Common Terms Agreement).

ALLEGHENY ENERGY SUPPLY COMPANY, LLC

By
Title:

C-2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

C-3